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                                                                  EXHIBIT 10.13

                       HUTCHINSON TECHNOLOGY INCORPORATED
                              INCENTIVE BONUS PLAN

    1. PURPOSE. The purpose of the Hutchinson Technology Incorporated Incentive Bonus Plan (the "Plan") is to provide incentives to the executive officers of Hutchinson Technology Incorporated (the "Company") and its subsidiaries to produce a superior return to the shareholders of the Company and to encourage such executive officers to remain in the employ of the Company and its subsidiaries. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    2. DEFINITIONS. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

        a. "Award" means an award payable to a Participant pursuant to Section 4 hereof.

        b.  "Board" means the Board of Directors of the Company.

        c. "Committee" means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan.

        d.  "Effective Date" means the date specified in Section 5.

        e. "Eligible Employee" means any executive officer of the Company or a subsidiary thereof.

        f. "Participant" means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

        g.  "Performance Period" means the Company's fiscal year.

    3.  ADMINISTRATION.

        3.1 AUTHORITY OF COMMITTEE. The Committee shall administer the Plan. The Committee's interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish rules to administer the Plan and to change such rules.

        3.2 INDEMNIFICATION. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and
(ii) the members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

    4.  AWARDS.

        4.1 ALLOCATION OF AWARDS. Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as it deems appropriate for participation in the Plan. Eligible Employees selected for participation will be entitled to receive an award of bonus compensation based on the attainment of performance targets selected by the Committee and consisting of one or any combination of two or more of net earnings before or after income taxes; gross revenues; operating expenses; operating income; total shareholder return; or return on assets. As appropriate, any such targets may be expressed in absolute amounts, on a per share basis, or as a percentage change from preceding

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Performance Periods. In addition, such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance.

        4.2 MAXIMUM AMOUNT OF AWARDS. No Participant shall be entitled to receive an Award for any Performance Period that exceeds 2% of income from operations, as reported on a pre-income tax basis in the Company's Consolidated Statements of Operations for such Performance Period.

        4.3 ADJUSTMENTS. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, disability, retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

        4.4 PAYMENT OF AWARDS. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the determination in respect thereof made pursuant to this Section 4.4.

    5. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective as of September 29, 1997; provided that this Plan is approved and ratified by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote in person or by proxy at a meeting of the shareholders of the Company no later than March 1, 1998. The Plan shall remain in effect until it has been terminated pursuant to Section 8. If the Plan is not so approved by the shareholders of the Company, the Plan and any Awards granted under the Plan subject to such approval shall be null and void.

    6. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.

    7. TAX WITHHOLDING. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

    8. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

    9. UNFUNDED PLAN. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.

    10. OTHER BENEFIT AND COMPENSATION PROGRAMS. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other

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employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

    11. GOVERNING LAW. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

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